Exhibit 10.50

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of 1st day of July 2007, is entered into by and between Neuromed Pharmaceuticals Ltd., a company incorporated under the laws of British Columbia (together with its subsidiaries, the “Company” or “Neuromed”), and Dr. Terrance Snutch (“Dr. Snutch”), an individual residing in British Columbia (the “Executive”).

W I T N E S S E T H:

WHEREAS,

The Company and Dr. Snutch entered into an agreement (the “First Employment Agreement”) on March 2, 1998 and then later amended the agreement on November 30, 1998 (the “Second Employment Agreement”), and then later amended the agreement on the 30th day of November, 2000 (the “Third Agreement”) and then later amended the agreement on May 17, 2001 (the “Fourth Agreement”) to record the terms and conditions to govern the employment of Dr. Snutch by the Company from and after May 17, 2001.

The Company and Dr. Snutch wish to amend and replace the Fourth Employment Agreement with a new agreement (the “Agreement”) which will set out the amended terms and conditions which will govern the employment of Dr. Snutch by the Company from and after the Effective Date of this Agreement and which shall retroactively amend and replace certain terms of the Third Employment Agreement.

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Executive hereby agree as follows:

1.	Term of Employment; Duties; Necessary Agreements.

(a) The Company hereby agrees to continue to employ Dr. Snutch and, subject to termination in accordance with the provisions of paragraph 4 hereof, the Company shall employ the Executive with the title of Vice President and Chief Scientific Officer, with the duties and responsibilities prescribed for such office in his job description, as well as such additional duties and responsibilities consistent with such position as may from time to time be assigned to the Executive by the President & Chief Executive Officer of Neuromed.

As Vice President and Chief Scientific Officer, Executive shall perform such duties and exercise such powers commensurate with his office which will include but are not limited to the following

(i)	leading, proposing plans and directions for and directing the scientific, research and development activities of the Company;

(ii)	keeping the Board informed as to all matters concerning the Company’s activities; and

(iii)	meeting the performance standards that may be reasonably prescribed, from time to time, for Dr. Snutch by the Board or Neuromed’s President & CEO.

Executive agrees to perform all his duties and discharge such responsibilities in a competent, professional and ethical manner, and in accordance with the terms of this Agreement.

(b) It is acknowledged that Dr. Snutch is a full Professor at the University of British Columbia (“UBC”), that it is in the best interests of the Company for Dr. Snutch to maintain that position, and that Dr. Snutch will devote an appropriate amount of time to the business and affairs of the Company in order to perform all the duties of his positions with the Company and UBC, other than during vacations and periods of illness or incapacity; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time required to: (i) maintain the directorships and other responsibilities now held by him as well as such additional directorships as may be approved, from time to time, by Neuromed’s President & CEO ; or (ii) engaging in charitable and community activities approved in advance by Neuromed’s President & CEO and provided that Neuromed continues to determine that Executive’s participation in such activities does not interfere with the performance of his duties hereunder.

(c) The terms of the Assignment of Inventions, Work Practises and Confidentiality Agreement November 30, 1998 between Dr. Snutch and the Company shall continue in full force and effect and shall form part of this Employment Agreement.

2.	Compensation and Benefits.

For all services rendered by the Executive in any capacity during the period of Executive’s employment by the Company, including without limitation, services as an executive officer or member of any committee of the Board of Directors or any subsidiary, affiliate or division thereof, from and after the Effective Date, the Executive shall be compensated as follows:

(a) Base Salary. Effective January 1, 2007, the Company shall pay the Executive a base salary (“Base Salary”) at a rate of Two Hundred Eleven Thousand Dollars ($219,000) per year. The individual to whom the Executive shall report may periodically review the Executive’s Base Salary and may determine to increase the Executive’s salary, in accordance with such policies as the Company may hereafter adopt from time to time, if it deems appropriate. Base Salary will be payable in accordance with the customary payroll practices of the Company.

(b) Incentive Compensation. Executive will be eligible to receive an annual performance bonus (the “Performance Bonus”). The final determination on whether or not a Performance Bonus is paid, or the amount of any Performance Bonus, will be made by the

Board of Directors in its sole discretion, based upon the achievement of mutually agreed upon performance goals, and other subjective factors. Executive is eligible for a Performance Bonus of up to forty percent (40%) of his Base Salary. In order to be eligible for any Performance Bonus in any given year, Executive must be on the active payroll of Company on the date that such Performance Bonus is or would have been paid out.

(d) Fringe Benefits, Option Grants and Miscellaneous Employment Matters. The Executive shall be entitled to participate in such disability, health and life insurance and other fringe benefit plans or programs, of the Company established from time to time by the Board of Directors, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. In addition, the Executive shall be entitled to:

(i) A monthly car allowance in the amount of $210.00; and

(ii) Participate in the Company’s stock option plan, as may be established from time to time, to purchase shares of the Company’s Common Stock, based on fair market value as maybe established by the Board of Directors in its reasonable discretion, to the extent such participation is approved by the Board of Directors. As a condition precedent to Executive’s receipt of, and vesting in, any of the above-referenced Option Grants, Executive must be on the active payroll of Company on the date that such Option Grants did or would have vested.

(e) Withholding and Employment Tax. Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer/corporation to an employee.

(f) Travel and Expenses. The Company shall pay or reimburse reasonable expenses incurred by the Executive in connection with the performance of his duties under this Agreement, as may be required and approved by the individual to whom Executive reports. All expenses shall be submitted in writing within thirty (30) days after they are incurred, be consistent with duly approved Company budgets, and shall be in accordance with such policies and procedures for documentation as the Company may from time to time establish and as the Company determines is required to preserve any deductions for income taxation purposes to which the Company may be entitled.

(g) Vacation. Executive shall receive four (4) weeks of vacation annually, administered in accordance with the Company’s existing vacation policy.

(h) No other amounts. The Executive acknowledges and agrees that unless otherwise expressly agreed in writing between the Executive and the Company, the Executive shall not be entitled, by reason of employment with the Company, to any remuneration, compensation or benefits other than those expressly provided for in this agreement.

3.	Other Obligations of Neuromed.

(a) Neuromed shall maintain, perform and provide, at its expense, such offices and equipment, supplies, furniture, and fixtures, as it determines are reasonably necessary for the performance of services by Executive.

(b) The Company will indemnify the Executive to the fullest extent permitted by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its executive officers except that the Company shall have no obligation to indemnify Executive for liabilities resulting from conduct of the Executive with respect to which a court of competent jurisdiction has made a final determination that Executive committed gross negligence or willful misconduct, or engaged in an illegal act.

4.	Termination of Employment.

Notwithstanding any other provision of this Agreement, Executive’s employment with the Company may be terminated at any time, by either the Executive or the Company, upon written notice to the other party as follows:

(a) By the Company, in the event of the Executive’s death or Disability (as hereinafter defined) or for Cause (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean either: (i) the indictment of, or the bringing of formal charges against, Executive by a governmental authority of competent jurisdiction for charges involving fraud or embezzlement; (ii) the conviction of Executive of a crime involving an act or acts of dishonesty, fraud or moral turpitude by the Executive; (iii) Executive having willfully caused the Company, to fail to abide by either a valid contract or any principle of scientific integrity and ethics; (iv) Executive having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (v) Executive having committed acts or omissions constituting a material breach of Executive’s obligations under this Agreement or of Executive’s duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company. For purposes of this Agreement, “Disability” shall mean the inability of Executive, in the reasonable judgment of a physician appointed by the Company, to perform his duties of employment for the Company or any of its subsidiaries because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 180 days in any 365-day period, or for any period of 90 consecutive days. The Company shall by written notice to the Executive specify the event relied upon for termination pursuant to this Section 4(a), and Executive’s employment hereunder shall be deemed terminated as of the date of such notice. In the event of any termination under this Subsection 4(a), the Company shall pay all amounts then due to the Executive under Section 2(a) of this Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination, and, if such termination was for Cause, the Company shall have no further obligations to Executive under this Agreement, and any and all options granted hereunder shall terminate according to their terms.

(b) By the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, continue to pay to Executive the Base Salary, together with the Performance Bonus earned in the previous twelve month period, (at a monthly rate equal to the rate in effect immediately prior to such termination) for twelve months from the date of termination (the “Termination Payments”), when, as and if such payments would have been made in the absence of Executive’s termination. Executive understands and agrees that the Company’s obligation to make any Termination Payments is expressly conditioned upon Executive’s execution of a general release agreement, in a form reasonably prescribed by the Company.

(c) By the Executive, with or without reason, and upon sixty (60) days advance written notice to Company.

(d) By the Executive upon a material breach or default of any term of this Agreement by the Company if such material breach or default has not been remedied to the satisfaction of the Executive within 21 days after written notice of the material breach or default has been delivered by the Executive to the Company. In the event of termination of the Executive’s employment pursuant to this subsection 4 (d) or the Company terminating the Executive in breach of this Agreement, the Company shall make termination payments in accordance with subsection 4 (b).

(e) By the Executive for “Good Reason” at any time within 180 days of the date on which there is a Change in Control. For the purposes of this Section 4, “Good Reason” shall mean the occurrence of the following, if the same shall occur without the Executive’s prior consent

(i)	a material reduction in the duties of the Executive, or the permanent assignment to the Executive of duties substantially unsuited to the Executive’s level of experience or qualifications;

(ii)	a material reduction of the Executive’s Annual Salary, Performance Bonus eligibility or Benefits; or

(iii)	a relocation of the Executive’s principle place of work to a location outside of the Greater Vancouver Regional District.

In the event of termination of the Executive’s employment pursuant to this subsection 4 (e) the Company shall make termination payments in accordance with subsection 4 (b).

5.	Survival of Obligations.

Executive’s obligations under the terms of the Assignment of Inventions, Work Practises and Confidentiality Agreement November 30, 1998 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon a change of control of the Company, upon the expiration of this Agreement or otherwise).

6.	Executive’s Representations.

The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7.	Enforcement.

Because the Executive’s services are unique and because the Executive has access to confidential information concerning the Company, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

8.	Severability.

In case any one or more of the provisions or part of a provision contained in this Agreement or any attachment hereto shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall be deemed not to affect any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

9.	Entire Agreement; Amendment.

Except as otherwise set forth in this Agreement, this Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

10.	Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a)	To the Company:

Bruce Colwill

VP Finance & Chief Financial Officer

Neuromed Pharmaceuticals Ltd.

301-2389 Health Sciences Mall

Vancouver, British Columbia

V6T 1Z4 Canada

(b)	To the Executive:

3963 West 24th Avenue

Vancouver, British Columbia

V6S 1M1 Canada

and/or to such other persons and addresses as any party shall have specified in writing to the other.

11.	Assignability.

This Agreement is for personal services to be performed by Executive and may not be assigned or transferred by Executive, or the obligations of Executive performed by any other party. All of the rights and obligations of the Company under this Agreement are fully assignable and transferable by the Company. In the event that all or substantially all of the business of the Company is sold or transferred, Executive agrees that, subject to subsection 4(e), this agreement and his Assignment of Inventions, Work Practises and Confidentiality Agreement shall be assigned to the transferee and shall be binding upon both Executive and transferee.

12.	Governing Law.

This Agreement shall be governed by and construed under the laws of the Province of British Columbia.

13.	Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

14.	Headings of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

COMPANY:

NEUROMED PHARMACEUTICALS LTD.

By:	/s/ Christopher Gallen
Christopher Gallen
President & CEO

EXECUTIVE:

/s/ Terrance Snutch, Ph.D.
Terrance Snutch, Ph.D.